GameStop Reports First Quarter 2017 Results

Strong Collectibles sales and a successful Nintendo Switch launch drives a 2.3% increase in same store sales

PowerUp Rewards loyalty program reaches 53 million global members

Grapevine, Texas (May 25, 2017)-GameStop Corp. (NYSE: GME), a global family of specialty retail brands that makes the most popular technologies affordable and simple, today reported sales and earnings for the first quarter ended April 29, 2017.
Paul Raines, chief executive officer, stated, “Our first quarter results reflect the power of our leadership position within the video game market and our ongoing diversification efforts. Our international operations were particularly strong, driven by robust sales of Nintendo Switch and Collectibles. Throughout 2017, our focus will continue to be executing our diversification strategy, exercising cost discipline and increasing our share in the video game market.”
First Quarter Results
Total global sales increased 3.8% to $2.05 billion, resulting in consolidated comparable store sales growth of 2.3% (-2.4% in the U.S. and +17.1% internationally). New hardware sales increased 24.6%, led by the highly sought after Nintendo Switch. New software declined 8.2% due to the tough overlap of a few key AAA titles launched last year. Pre-owned sales declined 6.2%, in-line with the company’s expectations.
Worldwide omnichannel sales increased by 92.9% as the company leveraged all of its sales platforms (website, web-in-store, pickup-at-store, ship-from-store, mobile) during the quarter to promote and secure Nintendo Switch sales.
Digital sales grew 3.0% to $44.1 million, while non-GAAP digital receipts declined 9.0% to $235.6 million. The growth in sales was primarily driven by our Kongregate business. Digital receipts were negatively impacted by lower sales of new consoles bundled with digital software compared to last year.
Collectibles sales increased 39.1% to $114.5 million, driven by strong global sales of Pokémon related products. The company added nine Collectibles stores during the quarter, bringing the total global portfolio to 95 stores.
Technology Brands sales, which are not included in comparable store sales, increased 21.5% to $201.4 million, driven by the year-over-year growth in our AT&T authorized retail stores. Operating earnings were $11.1 million, impacted by $7.3 million of charges related to the store closings announced last quarter. Adjusted operating earnings declined 2.1% to $18.4 million compared to the prior-year quarter.
GameStop’s first quarter net earnings were $59.0 million, or $0.58 per diluted share, compared to net earnings of $65.8 million, or $0.63 per diluted share in the prior-year quarter. The first quarter results include charges of $7.3 million ($4.6 million, net of tax), or $0.05 per diluted share, mentioned above.
Excluding these charges, GameStop's adjusted net earnings for the first quarter were $63.6 million, compared to adjusted net earnings of $68.4 million in the prior-year quarter. Adjusted diluted earnings per share were $0.63 compared to adjusted diluted earnings per share of $0.66 in the prior-year quarter.
A reconciliation of non-GAAP results, including adjusted net income, operating earnings and Technology Brands operating earnings to its closest GAAP measure is included with this release (Schedule III).

Capital Allocation Update
On May 23, 2017, GameStop’s board of directors declared a quarterly cash dividend of $0.38 per common share payable on June 20, 2017 to shareholders of record as of the close of business on June 7, 2017.

Earnings Outlook
As a reminder, GameStop is no longer providing quarterly EPS or same store sales guidance. In terms of annual guidance, the company is reiterating its full year diluted earnings per share guidance of $3.10 to $3.40 and comparable store sales range of -5.0% to 0.0%.

Conference Call Information
A conference call with GameStop Corp.’s management is scheduled for May 25, 2017 at 4:00 p.m. CT to discuss the company’s financial results. The phone number for the call is 888-437-9445 and the passcode is 9508071. This call, along with supplemental information, can also be accessed at GameStop Corp.’s investor relations home page at http://investor.GameStop.com/. The conference call will be archived for two months on GameStop’s corporate website.

About GameStop
GameStop Corp. (NYSE: GME), a Fortune 500 company headquartered in Grapevine, Texas, is a global, multichannel video game, consumer electronics and wireless services retailer. GameStop operates more than 7,500 stores across 14 countries. The company's consumer product network also includes www.gamestop.com; www.Kongregate.com, a leading browser-based game site; Game Informer® magazine, the world's leading print and digital video game publication; and ThinkGeek, www.thinkgeek.com, the premier retailer for the global geek community featuring exclusive and unique video game and pop culture products. Our Technology Brands segment includes 1,508 Simply Mac, Spring Mobile AT&T and Cricket stores. Simply Mac, www.simplymac.com, sells the full line of Apple products, including laptops, tablets, and smartphones and offers Apple certified warranty and repair services. Spring Mobile, www.springmobile.com, sells all of AT&T’s products and services, including DIRECTV and offers pre-paid wireless services, devices and related accessories through its Cricket branded stores in select markets in the U.S.

General information about GameStop Corp. can be obtained at the company’s corporate website.
Follow @GameStop and @GameStopCorp. on Twitter and find GameStop on Facebook at www.facebook.com/GameStop.

Non-GAAP Measures
As a supplement to our financial results presented in accordance with U.S. generally accepted accounting principles (GAAP), GameStop may use certain non-GAAP measures, such as adjusted operating earnings, adjusted net income, digital receipts and constant currency. We believe these non-GAAP financial measures provide useful information to investors in evaluating our core operating performance. GameStop defines digital receipts as the full amount paid by the customer for digital content at the time of sale and/or the value attributed to digital content when physical and digital products are sold combined. Results reported as constant currency exclude the impact of fluctuations in foreign currency exchange rates by converting our local currency financial results using the prior period exchange rates and comparing these adjusted amounts to our current period reported results. Our definition and calculation of non-GAAP measures may differ from that of other companies. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company's reported GAAP financial results.

Safe Harbor
This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, the outlook for fiscal 2017, future financial and operating results and projections, projected store openings, timing and terms of potential acquisitions, the company's plans, objectives, expectations and intentions, and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of GameStop's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. GameStop undertakes no obligation to publicly update or revise any forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the inability to obtain sufficient quantities of product to meet consumer demand, including console hardware and accessories; the timing of release and consumer demand for new and pre-owned video game titles; our ability to continue to expand, and successfully open and operate new stores for, our collectibles and tech brands businesses; risks associated with achievement of anticipated financial and operating results from acquisitions; our ability to sustain and grow our console digital video game sales; the timing and amount of recognition of tax attributes; the risks associated with international operations, wireless industry partnerships and operations and the completion and integration of acquisitions; increased competition and changing technology in the video game industry, including browser and mobile games and digital distribution of console games, and the impact of that competition and those changes on physical video game sales; the costs and consequences of legal proceedings and tax audits; and changes in domestic or foreign laws and regulations that reduce consumer demand for, or increase prices of, our products or otherwise adversely affect our business. Additional factors that could cause GameStop's results to differ materially from those described in the forward-looking statements can be found in GameStop's Annual Report on Form 10-K for the fiscal year ended Jan. 28, 2017 filed with the SEC and available at the SEC's Internet site at http://www.sec.gov or http://investor.GameStop.com.

Contact
Matt Hodges
Vice President, Corporate Communications
GameStop Corp.
(817) 424-2130

GameStop Corp.
Condensed Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	13 weeks	13 weeks
	ended	ended
	April 29, 2017	April 30, 2016

Net sales	$2,045.9	$1,971.5
Cost of sales	1,343.4	1,296.0

Gross profit	702.5	675.5

Selling, general and administrative expenses	563.5	520.8
Depreciation and amortization	37.9	40.7

Operating earnings	101.1	114.0

Interest expense, net	13.9	10.8

Earnings before income tax expense	87.2	103.2

Income tax expense	28.2	37.4

Net income	$59.0	$65.8

Net income per common share:
Basic	$0.58	$0.63
Diluted	$0.58	$0.63

Dividends per common share	$0.38	$0.37

Weighted average common shares outstanding:
Basic	101.3	103.8
Diluted	101.4	104.2

Percentage of Net Sales:

Net sales	100.0%	100.0%
Cost of sales	65.7%	65.7%

Gross profit	34.3%	34.3%

Selling, general and administrative expenses	27.5%	26.4%
Depreciation and amortization	1.9%	2.1%

Operating earnings	4.9%	5.8%

Interest expense, net	0.6%	0.6%

Earnings before income tax expense	4.3%	5.2%

Income tax expense	1.4%	1.9%

Net income	2.9%	3.3%

GameStop Corp.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	April 29,	April 30,
	2017	2016
ASSETS:
Current assets:
Cash and cash equivalents	$311.9	$473.6
Receivables, net	172.5	139.0
Merchandise inventories, net	1,216.9	1,264.1
Prepaid expenses and other current assets	145.7	160.4
Total current assets	1,847.0	2,037.1

Property and equipment:
Land	18.6	18.2
Buildings & leasehold improvements	727.4	692.2
Fixtures and equipment	938.4	892.1
Total property and equipment	1,684.4	1,602.5

Less accumulated depreciation and amortization	1,230.8	1,119.2
Net property and equipment	453.6	483.3

Goodwill	1,724.9	1,493.0
Other noncurrent assets	657.9	432.6
Total assets	$4,683.4	$4,446.0

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$526.1	$608.5
Accrued liabilities	845.4	707.4
Income taxes payable	94.1	50.1
Total current liabilities	1,465.6	1,366.0

Other long-term liabilities	133.2	111.5
Long-term debt	815.7	812.4
Total liabilities	2,414.5	2,289.9

Stockholders' equity	2,268.9	2,156.1
Total liabilities and stockholders' equity	$4,683.4	$4,446.0

GameStop Corp.

Schedule I
Sales Mix
(unaudited)

	13 Weeks Ended		13 Weeks Ended
	April 29, 2017		April 30, 2016
	Net	Percent	Net	Percent
Net Sales (in millions):	Sales	of Total	Sales	of Total

New video game hardware	$389.9	19.1%	$312.9	15.9%
New video game software	520.5	25.4%	567.2	28.8%
Pre-owned and value video game products	526.2	25.7%	560.9	28.5%
Video game accessories	176.1	8.6%	162.7	8.2%
Digital	44.1	2.2%	42.8	2.2%
Technology Brands	201.4	9.8%	165.8	8.4%
Collectibles	114.5	5.6%	82.3	4.2%
Other	73.2	3.6%	76.9	3.8%

Total	$2,045.9	100.0%	$1,971.5	100.0%

Schedule II
Gross Profit Mix
(unaudited)

	13 Weeks Ended		13 Weeks Ended
	April 29, 2017		April 30, 2016
Gross Profit (in millions):	Gross Profit	Gross Profit Percent	Gross Profit	Gross Profit Percent

New video game hardware	$38.1	9.8%	$28.3	9.0%
New video game software	113.7	21.8%	127.9	22.5%
Pre-owned and value video game products	253.7	48.2%	263.2	46.9%
Video game accessories	55.9	31.7%	57.1	35.1%
Digital	36.1	81.9%	37.0	86.4%
Technology Brands	144.6	71.8%	109.7	66.2%
Collectibles	35.2	30.7%	28.6	34.8%
Other	25.2	34.4%	23.7	30.8%

Total	$702.5	34.3%	$675.5	34.3%

GameStop Corp.

Schedule III
(in millions)
(unaudited)

Non-GAAP results
The following table reconciles the Company's operating earnings, net income and earnings per share as presented in its unaudited consolidated statements of operations and prepared in accordance with GAAP to its adjusted operating earnings, net income and earnings per share:

	13 Weeks Ended	13 Weeks Ended
	April 29, 2017	April 30, 2016
Technology Brands Adjusted Operating Earnings
Technology Brands operating earnings	$11.1	$18.8
Store closure costs	7.3	—
Technology Brands adjusted operating earnings	$18.4	$18.8

Consolidated Adjusted Operating Earnings
Operating earnings	$101.1	$114.0
Store closure costs	7.3	—
Business divestitures and other	—	4.1
Adjusted operating earnings	$108.4	$118.1

Consolidated Adjusted Net Income
Net Income	$59.0	$65.8
Store closure costs	7.3	—
Business divestitures and other	—	4.1
Tax effect of non-GAAP adjustments	(2.7)	(1.5)
Adjusted net income	$63.6	$68.4

Adjusted Earnings Per Share
Basic	$0.63	$0.66
Diluted	$0.63	$0.66

Number of shares used in adjusted calculation
Basic	101.3	103.8
Diluted	101.4	104.2